Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-173124 and 333-147075 of API Technologies Corp. on Form S-8, Registration Statement No. 333-140413 of API Technologies Corp. on Form-S-3, and Registration Statement No. 333-136586 of API Technologies Corp. on Form-S-1 of our report dated October 22, 2010 relating to the financial statements and financial statement exhibits of SenDEC Corporation for each of the two years ended July 31, 2010, which is included in this Current Report on Form 8-K/A of API Technologies Corp.

/s/ Bonadio & Co., LLP
Bonadio & Co., LLP
Pittsford, NY
April 7, 2011